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                                                                 Exhibit 10.30.1

                                STATE OF ILLINOIS
                            DEPARTMENT OF THE LOTTERY

                                       and

                            LOTTERY ENTERPRISES, INC.

THIS AGREEMENT between the State of Illinois, Department of the Lottery, (DEPARTMENT) and Lottery Enterprises, Inc., (CONTRACTOR) provides the following:

1. TERM. The term of this Agreement shall be for the period commencing July 1, 1994 or date of Department signature, whichever is later, and shall terminate June 30, 1997. The Department shall have the option to extend the term of this Agreement for two (2) consecutive one (1) year periods. The Department shall notify Contractor of its intent to renew, pursuant to this paragraph at least 30 days prior to the termination date.

2. SERVICES AND DELIVERABLES/OVERVIEW. For a set monthly fee, Contractor will deliver, install and maintain up to 1,000 ITR-7500 eight game Instant Ticket Dispensing Machines ("ITDM's") at designated Illinois Lottery agent locations throughout the State of Illinois, pursuant to schedules from time to time entered into between the parties, as well as furnish agent training and a toll free agent service hotline, as provided in the following documents (which are incorporated by reference as if fully set forth herein), and as further detailed in this Agreement:

      (a) Department's Instant Ticket Vending Machine and Support Services Request for Proposal dated February 23, 1994 (the "RFP");

      (b) Department's March 3, 1994 response to questions submitted pursuant to the RFP;

      (c) Contractor's March 16, 1994 Response to the RFP (hereinafter also referred to as the Contractor's proposal);

      (d)   Department's conditional contract award letter dated May 5, 1994;

      (e)   Contractor's best and final price quotation dated June 9, 1994;

      (f) Graphic depiction of ITDM to be installed at Illinois Lottery agent locations, attached hereto as Exhibit A.

      In the event of any conflict between this Agreement and those documents incorporated by reference, the provisions of this
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       Agreement shall prevail.

3. PHYSICAL CHARACTERISTICS. The ITDM's to be provided pursuant to this agreement shall possess the following physical characteristics in addition to those which may be specified in the documents referred to in Paragraph 2 above:

      - Each machine shall be labeled as follows: "YOU MUST BE AT LEAST 18 TO PLAY ILLINOIS LOTTERY GAMES", "THIS MACHINE DOES NOT GIVE CHANGE" and "CASH WINNING TICKETS AT SERVICE COUNTER". These notices must be located above or around the bill acceptor slot.

      - Each machine's major components (dispensing units, printer, bill acceptor, keypad, base cabinet and sign, if applicable) must be bar coded with part numbers and serial numbers for proper inventory control.

      - Each machine must be of durable construction with resistance to fading, marring, chipping and rust, and of sufficient material strength to resist theft, vandalism, intrusion and accidental damage.

      -     Decal describing ticket tear off instructions.

      -     Decal describing how to purchase instructions.

      - All locks are to be keyed and number coded separately (Master keys to be provided to the Department's security office only).

4. DELIVERY/INSTALLATION/REMOVAL Delivery and installation of ITDM's shall be during normal business hours and shall be consistent with the schedule set forth on pages 89 - 92 of the Contractor's Response to the Department's RFP unless notified otherwise in writing by the Department. This schedule shall begin with the effective date of this Agreement. The Department shall make its best effort to ensure sufficient installation sites are identified to permit the scheduled installations.

      The Department will notify the Contractor in writing if an ITDM is to be removed from an agent location for any reason, including but not limited to relocation to another agent location. The Contractor shall effect such removal within five (5) business days of receipt of that notification. Contractor shall not charge a fee for the first five (5) such removals or relocations made each month at the Department's request. Thereafter, Contractor shall be entitled to a fee of $75.00 for each removal or relocation completed at the request of the Department. Contractor shall, at the Department's request, relocate a machine within a given agent location.


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      There shall be no fee for such intra-location relocation.

      All charges associated with the transportation, delivery, installation or removal of the ITDM's shall be borne by the Contractor.

      Contractor shall provide the Department with written certification of the delivery of each ITDM and shall specifically certify that training has been completed. Said certification must be countersigned by the agent or representative of the agent taking delivery of the ITDM. The Department and/or its agents shall be entitled to unlimited use and enjoyment of each ITDM delivered pursuant to this Agreement. The Department and/or its agents shall not use or permit the use of the ITDM's for any purpose which, according to the specifications of the manufacturer, the ITDM is not designed or reasonably suited. Department and/or its agents shall use the ITDM's in a careful and proper manner and shall comply with all the Manufacturer's instructions with regard to the use, operation or maintenance of the ITDM.

      The Department covenants that each ITDM shall at all times be and remain personal property and shall not be so affixed to realty as to become a fixture or otherwise lose its identity as the separate property of the Contractor. The Department shall keep the ITDM's free and clear of all levies, liens and encumbrances except those in favor of the Contractor or its assigns. In the event Contractor assigns its rights to payment under this contract, pursuant to paragraph 20 herein, Department agrees to cooperate in the preparation of those documents and/or materials deemed necessary to reflect Contractor's interest in the ITDM's as against third parties.

      The Contractor hereby assumes and shall bear the risk of loss with respect to any damage, destruction, loss, theft or government taking, whether partial or complete and whether through any fault or neglect of the Department and/or its agents or otherwise.

5. TRAINING. For each ITDM installed at Illinois Lottery agent locations (including locations where the Contractor is notified by the Department that there has been a change of ownership or other circumstance necessitating re-training), the Contractor shall provide on-site training in the operation of the ITDM, including loading/unloading of tickets and basic troubleshooting and repair, and will provide operations manuals and quick reference materials for the agents' future reference. Said manuals and materials shall be in the language specified by the Department for each particular location. Training materials and operations manuals shall be updated as requested by the Department to address software upgrades or other deficiencies in the information contained


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      therein. A constant supply of said manuals as well as the following materials shall be made available, at the Contractor's expense, at each location: brochures, training manual, reference card and display card.

      Additionally, as set forth on page 86 of the Contractor's proposal, Contractor shall furnish demonstration ITDM's for each of the Department's six (6) Regional/District offices and for Lottery Central, and shall furnish training and training materials for Department's staff. Demonstration ITDM's and training of Lottery staff shall precede the delivery of ITDM's pursuant to the schedule referenced in Paragraph 4. These machines are in addition to the potential 1,000 ITDM's set forth in Paragraph 2 hereof, and need not conform to the color design depicted in the Exhibit referenced in subparagraph (F) of Paragraph 2 above. Said machines shall remain at the Department's facilities to meet training and demonstration needs throughout the term of this Agreement.

      Any and all costs and charges for and associated with training, including but not limited to production of materials (including updates) and personnel costs, are encompassed by the fee paid by the Department referred in Paragraph 12 below and any specific costs and expenses associated with such training shall be borne by the Contractor. Training should be concluded within two (2) days of installation.

6. MAINTENANCE/SERVICE. Contractor will provide maintenance of each ITDM installed in the State of Illinois as follows:

      Preventive Maintenance: Contractor shall provide on-site preventive maintenance service to each ITDM every 60 calendar days.

      Service Calls: Contractor shall provide repair and maintenance service upon notification of need for such service by either the Department directly or its agents.

      With respect to service calls placed to the agent hotline which necessitate the dispatch of service personnel, such personnel shall arrive at an agent location within four (4) hours of notification for critical calls (defined as those in which the ITDM is rendered incapable of dispensing product or accepting payment or recording a transaction) and within twenty-four (24) hours for non-critical calls. The ITDM will be up and running within thirty (30) minutes of service personnel gaining access to the machine.

      The Contractor shall replace an ITDM at no cost to the Department in the event that one or more of the following occurs: (A) a particular ITDM requires service more than three (3) times in a one-month period, or (B) an ITDM cannot


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      be repaired within a twenty-four (24) hour period.

      Contractor shall maintain records of the date, time and nature of each preventive maintenance visit or service call for each ITDM. Such records shall be maintained in the form of a log, with each ITDM. In addition, Contractor shall maintain a master log of such records and shall retain such records for a period of five years after the Termination of this Agreement. Contractor shall furnish copies of such records to the Department upon request.

      Contractor shall provide sufficient personnel so as to respond to service calls six (6) days per week, Monday through Saturday, inclusive.

      Any and all charges for and associated with service/ maintenance are encompassed in the fee paid by the Department referenced in Paragraph 12 below and any specific expenses or costs associated with such service and maintenance shall be borne by the Contractor.

7. WARRANTY. All machines shall be completely warranted for the term of the contract, including any extensions thereof, guaranteed from the date of installation of each unit. The warranty shall incorporate all costs associated with the repair and or replacement of the machines (i.e., hardware, software, components, electronics, labor, freight, etc.) as well as replacement of machines per Paragraph 6. In addition, the Department retains any and all implied warranties available at law including, but not limited to, warranty of merchantability and warranty of fitness for a particular purpose.

8. PERSONNEL. All personnel responsible for installation or servicing of ITDM's for Illinois Lottery agent locations must consent to and clear background checks for criminal activity, tax compliance and credit history. Approved personnel must carry photo identification when visiting agent locations for installation or service.

9. SOFTWARE. The Department's reasonable requests for software modifications' and upgrades will be honored by the Contractor and programming will be completed and installed within two months of the date of the request. Any software modifications/upgrades will be furnished at no charge.

10. CENTRAL REPORTING SYSTEM. During the term of this Agreement, the Department reserves the right to request the installation of ITDM's with dial-up capabilities and central system reporting, at or below the prices set forth in Item 2(e) above. Should the Department make this election, the Shadow Communications/Database System referred to in the Contractor's


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      proposal shall be set up in Illinois.

11. SUPPORT. Contractor will provide all equipment, supplies, services, and other items of support which may be necessary to the delivery of Contractor's services, including but not limited to maintaining, at its expense, a constant supply of the following:

            i)    Printer paper
            ii)   Push button labels in the following denominations
                  1)    One dollar ticket
                  2)    Two dollar ticket
                  3)    Three dollar ticket
                  4)    Five dollar ticket
                  5)    Ten dollar ticket
            iii) Machine signage and decals (in English, Spanish and Polish), as detailed in Paragraph 3
            iv)   Warning labels, as detailed in Paragraph 3
            v)    "Sell-in" brochures
            vi)   "Out of stock" cards

12. COMPENSATION. The Department will pay to the Contractor, for services set forth in Paragraph 2 provided by the Contractor, who will accept as full payment for all services the following:

      - A fee of $177 per month, in arrears, per 8-bin ITDM installed at an agent location.

      - A fee of $161 per month, in arrears, per 6-bin ITDM installed at an agent location.

      - A fee of $141 per month, in arrears, per 4-bin ITDM installed at an agent location.

      The Department and the contractor shall periodically execute delivery schedules which shall specify the ITDM's delivered (by serial number), delivery date and other information. Each schedule shall be executed by the parties and shall incorporate the terms and conditions of this Agreement.

      The Department may exercise its option to extend this Agreement for up to two additional one-year periods at a fee of $90 per month per ITDM for an 8-bin unit, $75 per month for a 6-bin unit, and $65 per month for a 4-bin unit. The Department additionally reserves the right to require repair service five (5) or seven (7) days per week at the following rates during the initial term or any extensions thereof:

            5 day full service = subtract $7 per month per ITDM
            7 day full service = add $12 per month per ITDM


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      All other optional prices are in accordance with the RFP and subsequent correspondence.

      The fee payable to Contractor shall commence on the day of receipt by the Department of delivery certification referenced in Paragraph 4.

      Payment of fees pursuant to certification that is received on any day other than the first of the month shall be pro-rated for that month in which certification is received.

      Payment will be made by wire transfer directly to Contractor's general account, as indicated in writing, within 24 hours after the day the Department receives written notification from the Contractor of the number of ITDM's in operation for the previous month. The written notification must list all machines in service for the entire preceding month and separately list those machines in service for a portion of the month, indicating the number of days in service for the latter.

13. INSURANCE. Contractor at its expense shall obtain, prior to installation of the first ITDM, and maintain until termination of this Agreement (i) fire and extended coverage insurance against loss, theft, damage, or destruction of the ITDM's, in an amount not less than the Replacement Value of the ITDM's; (ii) comprehensive public liability insurance against claims for bodily injury, death and/or property damage arising out of the use, ownership, possession, operation or condition of the ITDM's; (iii) fidelity insurance covering theft of the Revenues by the employee(s) of Contractor; and (iv) money and securities insurance covering theft of the Revenues by a third party. Insurance provided pursuant to (i) and (ii) above shall name Contractor as an insured and loss payee and its assignee(s) as an additional insured and loss payee. Insurance provided in accordance with sections (iii) and (iv) shall name Contractor and Department as an insured and loss payee and Contractors assignee(s) as an additional insured and loss payee and shall be payable as their respective interests may appear. Each insurance policy shall comply with prudent industry practices and shall contain a clause requiring the insurer to give the insureds and additional insureds at least one month's prior written notice of the cancellation or any alteration in the terms of such policy and shall state that all claims thereunder shall be payable to such parties irrespective of any breach of warranty or other act of omission of Contractor. No insurance shall be subject to any co-insurance clause.
      Each insurance policy shall be with an insurance carrier licensed to provide all such insurance in Illinois.

14.   WORK PRODUCT. All documents, including reports and all other


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      work products, produced by the Contractor under this Agreement shall become and remain the property of the Department.

15. APPROPRIATION. Obligations of the Department will cease immediately without penalty of further payment being required in any fiscal year the Illinois General Assembly fails to appropriate or otherwise make available sufficient funds for this Agreement.

16. DEFINITION OF BREACH AND PROVISION FOR TERMINATION. In the event Contractor fails to abide by or comply with any of the terms of this Agreement which failure is not cured within fifteen (15) days after written notice thereof from the Department; suffers voluntary or involuntary dissolution; ceases to do business as an ongoing concern; or becomes insolvent or bankrupt (provided that if an involuntary petition in bankruptcy is filed against the Contractor, Contractor shall not be considered bankrupt unless the petition is not dismissed within 60 days), the Department may elect to declare that the Contractor has breached this Agreement and may further elect to immediately terminate this Agreement and all Contractor's rights therein. Payment may be made for work completed which is acceptable to the Department and which can be utilized by the Department. All other legal and equitable remedies of the Department shall remain in effect.

      In the event the Department fails to abide by or comply with any of the terms of this Agreement, which failure is not cured within fifteen (15) days after written notice thereof from Contractor, the Contractor may elect to declare that the Department has breached this Agreement and may further elect to immediately terminate this Agreement and all the Department's rights therein upon written notice to the Department. All legal and equitable remedies of the Contractor shall remain in effect.

      This Agreement may be terminated for cause by either party upon 60 days' notice in writing to the other party.

      Upon termination of this Agreement, the Contractor shall remove the ITDM's upon receipt of written notice from the Department. Upon termination, either party may pursue all legal and equitable remedies available to such party under applicable law.

17. CHANGE IN OWNERSHIP OR FORM OF BUSINESS. The Department reserves the right to approve any sale of a majority (51%) interest in the Contractor. In the event Contractor ceases to do business in its existing form, the Department shall be entitled to 60 days operation of the ITDM's delivered hereunder at the same rates and under the same terms and


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      conditions as set forth herein.

18. OPTION TO PURCHASE. At the termination of this Agreement (three years), the Department shall have the option to purchase any and all ITDM's at a rate of $800 per machine. If this Agreement is extended, pursuant to Paragraph 1, then at the conclusion of the first extension period the Department shall have the option to purchase any and all ITDM's at a rate of $400 per machine. If the Agreement is extended a second time, pursuant to Paragraph 1, then at the conclusion of the second extension period the Department shall have the option to purchase any and all ITDM's at a rate of $1 per machine. Department shall notify Contractor, in writing, of its intent to exercise its option at least 30 days prior to relevant termination date in which case title to ITDM's shall transfer to the Department upon receipt of payment pursuant to this paragraph.

19. RELEASE AND INDEMNITY. Contractor agrees to assume all risk of loss and to indemnify and hold the Department, its officers, agents and employees harmless from and against any and all liabilities, demands, claims, damages, suits, costs, fees, and expenses incident thereto, for injuries or death to persons and for loss of, damage to, or destruction of property because of Contractor's negligence, intentional acts or omissions. In the event of any demand or claim, the Department will notify Contractor in writing. The Department may elect to defend any such demand or claim against the Department and bill the Contractor for all damages assessed against the Department and all reasonable costs and fees incurred by the Department in its defense of the claim.

20. ASSIGNMENT/SUBCONTRACTING. This Agreement shall not be assigned, nor any portion of the services subcontracted, without the prior written consent by the Department. Contractor hereby declares and the Department consents to the following subcontractors in addition to those set forth on Attachments B to the Contractor's proposal:

            IGOR, The Watchdog Corp.

      No substitutions of approved subcontractors is permitted without the Department's express authorization.

      The Illinois Lottery is committed to the development and utilization of minority, female, and disabled-owned businesses. We encourage the use of these vendors as subcontractors to this contract.

21. DELAY. If, in the Department's opinion, performance is delayed by a cause beyond the control of the Contractor, then the times for performance may be extended, at the Department's


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      option, for a period equivalent to the delay experienced by the
      Contractor, or any period of time deemed reasonable by the Department, whichever is shorter. An extension may be granted, after notice and explanation in writing, if the Department is satisfied the delay was unavoidable, could not have been reasonably anticipated and is not the result of any action, inaction, or negligence by the Contractor.

22. STATUS/DEFINITION OF CONTRACTOR. For the purposes of this Agreement, Contractor shall be deemed to be an Independent Contractor and shall in no way be considered an employee or agent of the Department. The Contractor warrants Contractor is the real party in interest to this Agreement and is not acting for or on behalf of an undisclosed principal. Contractor shall maintain sufficient supervision and control of its operations to insure that all aspects of this Agreement are properly performed.

23. PROHIBITION FROM PARTICIPATION IN ILLINOIS LOTTERY GAMES. No ticket shall be purchased by, and no prize shall be paid to Contractor or any employee of Contractor, actually performing services pursuant to this Agreement, nor any spouse, child, brother, sister or parent residing as a member of the same household in the principal place of residence of such employee.

      Contractor is required to provide notice of this prohibition to all employees providing services to the Illinois State Lottery.

24. FULL AGREEMENT/MODIFICATION. Department and Contractor hereby agree that all terms and conditions of this Agreement are fully set forth herein and further agree that only those terms and conditions set forth herein constitute the final enforceable Agreement between these parties. No terms and conditions of this written Agreement can be varied or waived by any representations or promise on the part of any party hereto unless such modifications be in writing and mutually signed by the duly authorized agents of the parties hereto.

25. PROJECT REPORTS. Contractor shall submit to the Department upon request oral or written reports detailing the status of the work to be performed. All written reports, including any final comprehensive reports, shall be the property of the Department.

26. TERMINATION OF PRIOR AGREEMENTS. This Agreement cancels and terminates, as of its effective date, all prior agreements between the parties hereto covering the services and dates herein, whether written or oral or partly written and partly oral. This section of this Agreement in no way affects any agreement between these same parties for different services or


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      agreements having a term other than that which is set forth in paragraph 1 of this Agreement.

27. WRITTEN NOTICE. All written notices given or sent hereunder shall be deposited in the United States mail, proper postage prepaid, addressed to the respective party at the address set forth on the signature page herein, or to such other addresses as the parties may designate in writing from time to time.

28. ADDRESS FOR BILLING. All Contractor billings pursuant to this Agreement shall be addressed as follows: Illinois Department of the Lottery, 201 East Madison Street, Springfield, Illinois 62702, ATTN: Financial Accounting.

29. NON-DISCRIMINATION. Contractor shall comply with all applicable provisions of state and federal constitutions, laws, regulations and judicial orders pertaining to nondiscrimination and equal employment opportunity including but not limited to:

      a) the Illinois Human Rights Act, as now or hereafter amended (775 ILCS 5/1-101 et seq.);

      b) Section 750, Appendix A of the regulations of the Illinois Department of Human Rights, which clause is hereby incorporated by reference (44 Ill. Adm. Code 750);

      c) the Public Works Employment Discrimination Act, as now or hereafter amended (775 ILCS 10/0.01 et seq.);

30.   CERTIFICATIONS.

      a) The Contractor certifies that it is not barred from being awarded a contract or subcontract under Section 10.1 or 10.3 of the Illinois Purchasing Act (See 30 ILCS 505/10.1 and 10.3), and

      b) The Contractor certifies that it has not been barred from contracting with a unit of State or local government as a result of a violation of Section 33E-3 or 33E-4 of the Criminal Code of 1961 (See 720 ILCS 5/33E-3 and 33E-4), and

      c) The Contractor certifies that it is not in default on an educational loan as provided in Public Act 85-827 (See 5 ILCS 385/1-3) (a partnership shall be considered barred if any partner is in default on an education loan), and

      d) The Contractor is not prohibited from selling goods or services to the State of Illinois because it pays dues or fees on behalf of its employees or agents or subsidizes or otherwise reimburses them for payment of their dues or


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      fees to any club which unlawfully discriminates (See 775 ILCS 25/1-3).

      e) Under penalties of perjury, I certify that 33-0423037 is my correct Federal Taxpayer Identification Number. I am doing business as a (please check one):

            |_| Individual                        |_| Real Estate Agent
            |_| Sole Proprietorship               |_| Governmental Entity
            |_| Partnership                       |_| Tax Exempt Organization
            |X| Corporation                            (IRC 501 (a) only)
            |_| Trust or Estate                   |_| Not-for-profit
            |_| Medical and Health Care                 Corporation
                 Services Provider Corporation

      f) The Contractor certifies that the Contractor will not engage in the unlawful manufacture, distribution, dispensation, possession, or use of a controlled substance in the performance of the contract.

      g) The Contractor certifies that the services, programs and activities provided under this contract are and will continue to be in compliance with the Americans with Disabilities Act (42 U.S.C. 12101 et seq.) ("ADA") and the regulations promulgated thereunder (28 CFR 35.130).

31. APPLICABLE LAW. This Agreement and Contractor's obligations and services hereunder are hereby made and must be performed in compliance with all applicable federal and state laws. This Agreement shall be construed in accordance with the laws of the State of Illinois.

32. RECORDS. The Contractor shall maintain, for a minimum of 5 years after the completion of the contract, adequate books, records and supporting documents to verify the amounts, recipients and uses of all disbursements of funds passing in conjunction with the contract; the contract and all books, records and supporting documents related to the contract shall be available for review and audit by the Auditor General or by the Department's internal or contractual auditors; and the Contractor agrees to cooperate fully with any audit conducted by the Auditor General or by the Department's internal or contractual auditors and to provide full access to all relevant materials. Failure to maintain the books, records and supporting documents required by this Section shall establish a presumption in favor of the State for the recovery of any funds paid by the State under the contract for which adequate books, records and supporting documentation are not available to support their purported disbursement.

33. SEXUAL HARASSMENT. The Contractor shall have written sexual harassment policies that shall include, at a minimum, the


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      following information: (i) the illegality of sexual harassment;, (ii) the definition of sexual harassment under State law; (iii) a description of sexual harassment, utilizing examples; (iv) the vendor's internal complaint process including penalties; (v) the legal recourse, investigative and complaint process available through the Department of Human Rights and the Human Rights Commission; (vi) directions on how to contact the Department of Human Rights and the Human Rights Commission; and (vii) protection against retaliation as provided by Section 6-101 of the Illinois Human Rights Act.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

STATE OF ILLINOIS
DEPARTMENT OF THE LOTTERY                  LOTTERY ENTERPRISES, INC.

By: /s/ Desiree G. Rogers                  By: /s/ Robert L. Burr
   -------------------------------            ---------------------------------
   Desiree G. Rogers                          Authorized Officer/Agent

Address:  201 E. Madison St.               Address:  9190 Activity Road
          Springfield, IL 62702                      San Diego, CA 92126

Date:     July 14, 1994                    Remit: _____________________________
                                                  _____________________________


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